Exhibit 10.15

Shift Technologies, Inc

Toby Russell	October 7, 2015
tobyrussell1@gmail.com

Dear Toby,

Thank you for taking the time to talk to all of us about the possibility of joining Shift. We are pleased to offer you a full time position as Head of Business and Product, spending at least 2 weeks per month in San Francisco. We are excited about you joining us in transforming how we buy and sell cars, the largest retail segment of the US economy. The role is contingent on completion of a successful reference check.

We are super excited by your background, your performance in your interviews, and your thoughts about the product. We believe that you will make critical contribution to the company’s growth as we build our product and scale our business. We have prepared an offer that consists of a combination of regular salary, stock options, and benefits.

●	Salary: $200,000 per year.
●	Stock options: 520,000 options in Shift stock, pending approval from the Board.
●	Signing bonus: $50,000 paid at first paycheck
●	Performance bonus: Up to $150,000 over the next two years based on performance relative to goals determined by you and the Board and evaluated by the Board.
●	Benefits: our goal as a company is to build an amazing product that delights our users. This requires an amazing team that works hard to achieve its goals. For this reason, we aim to offer benefits that will go beyond the norm, and will encourage our team members to be excited about the work they are doing and be rested to make great things happen. Shift has a no vacation and sick day policy. You can take whatever time off you need, when you want it, as long as your work gets done and your time off is approved by your manager. We have put together a generous health and dental (100% coverage for employee, 100% coverage for dependents), we will be putting together many other benefits that will distinguish our company from other startups in San Francisco (e.g., our meals plan, perks, Tahoe ski trip, etc.).
●	Note on Stock options: we have created a generous Stock Option Plan, with the goal to ensure that all Shift employees share in its success. We will provide you with further information about the details of the stock option plan that will govern this grant in the near future. Our Board of Directors approves the issuance of options once a quarter, with option agreement dated on your start date. The vesting schedule for options is based on your continued employment with Shift and is 1/4 at end of year one, and 1/48 per month for the next 36 months thereafter. All vested options will be eligible for exercise within 90 days of any termination of employment by either party. Please note the following legal disclaimer: the exercise price for each option will be not less than the fair market value per share on the date the option is granted, as determined by the company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee the Internal Revenue Service will agree to this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the common stock.

We are extremely excited to welcome you to Shift. We are committed to providing you with enjoyable challenges, career opportunities, and the chance to effectively utilize your talents in contributing to the success of our company.

Please contact me directly to discuss this offer or should you have any questions.

Sincerely,

/s/ Irakly George Arison
lrakly George Arison

Acceptance

/s/ Toby Russell	10/22/2015
Toby Russell	Date